Exhibit 2.1

FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO SHARE PURCHASE AGREEMENT dated as of January 4, 2008 (this “Amendment”) is entered into by and among RADIANT SYSTEMS, INC., a Georgia corporation (“Assignor”), RADS AUSTRALIA HOLDINGS PTY LTD (ACN 129 042 824), an Australian proprietary company and wholly-owned subsidiary of Assignor (“Assignee”), QUEST RETAIL TECHNOLOGY PTY LTD (ACN 006 331 004), an Australian proprietary company (the “Company”) and DAVID BROWN, a resident of the State of Victoria, Australia (“Seller”).

RECITALS:

WHEREAS, Assignor, the Company and Seller have entered into a Share Purchase Agreement, dated as of December 11, 2007 (the “Purchase Agreement”), pursuant to which Assignor agreed to purchase all of the issued and outstanding shares of the Company;

WHEREAS, Section 9.9 of the Purchase Agreement provides that Assignor may transfer and assign its rights and obligations under the Purchase Agreement to any affiliate of Assignor, provided that Assignor remains obligated for all covenants, agreements and obligations of Assignor contained in the Agreement and Assignor guarantees in writing the payment obligations of its assignee;

WHEREAS, the parties desire to provide for the assignment of the Purchase Agreement from Assignor to Assignee, as well as certain other amendments to the Purchase Agreement set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing, the premises and covenants set forth herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

AGREEMENT:

1. Assignment. The Assignor hereby assigns to the Assignee all of the Assignor’s right, title and interest under the Purchase Agreement.

2. Assumption. In consideration of the foregoing assignment, the Assignee hereby assumes liability for the obligations of Assignor arising under, and agrees to be bound by, the Purchase Agreement.

3. Guarantee. Assignor hereby irrevocably and unconditionally guarantees to Seller and the Company the prompt and full payment of all monies due by Assignee (pursuant to this Amendment) under the Purchase Agreement, regardless of the ability, or inability, of the Assignee to pay monies due under the Purchase Agreement. In addition, Assignor hereby agrees that it shall remain primarily obligated for all covenants, agreements and obligations of it contained in the Purchase Agreement (notwithstanding this Amendment).

4. Effective Time of Closing. Notwithstanding anything contained in the Purchase Agreement to the contrary, the transactions contemplated by the Purchase Agreement shall be effective, upon Closing, for all purposes as of 12:01 a.m. (Atlanta, Georgia time) on January 1, 2008 (the “Effective Time”), with the operation of the Business from and after the Effective Time being for the account and benefit of, and at the risk of, Assignee.

5. Effective Time of Purchase Price Adjustment. Notwithstanding anything contained in Section 1.4 of the Purchase Agreement to the contrary, Net Assets shall be calculated as of the Effective Time, and the Closing Date Balance Sheet and Statement of Net Assets shall be prepared as of the Effective Time.

6. Waiver of Closing Conditions. Assignee hereby waives the conditions to Closing set forth in Section 5.1(f), but solely as it relates to the agreements listed as Items 2 and 3 of Section 2.5(b) of the Disclosure Schedule, and Section 5.1(t).

7. Defined Terms. Capitalized terms used but not otherwise defined in this Amendment shall have the same meaning as set forth in the Purchase Agreement.

8. Effect of Amendment. Except as specifically amended by this Amendment, all terms of the Purchase Agreement shall remain in full force and effect and the parties agree to be continually bound by the Purchase Agreement as modified by this Amendment.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties have executed, or have caused its duly authorized officer to execute, this Amendment, as of the date first above written.

ASSIGNOR:

RADIANT SYSTEMS, INC.

By:	/s/ Mark E. Haidet
Name:	Mark E. Haidet
Title:	Chief Financial Officer

ASSIGNEE:

RADS AUSTRALIA HOLDINGS PTY LTD

By:	/s/ Mark E. Haidet
Name:	Mark E. Haidet
Title:	Director

THE COMPANY:

QUEST RETAIL TECHNOLOGY PTY LTD

By:	/s/ David Brown
Name:	David Brown
Title:	Director

SELLER:

/s/ David Brown
DAVID BROWN